SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 21, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 20th Floor (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2007, the Board of Directors of Genco Shipping & Trading Limited (the “Company”), on the recommendation of its Compensation Committee, approved grants of restricted shares of the Company’s common stock to the Company’s two executive officers as performance compensation for 2007.  Robert Gerald Buchanan, President of the Company, and John C. Wobensmith were granted 15,000 and 50,000 shares of restricted stock, respectively.  The restrictions applicable to the shares granted to Messrs. Buchanan and Wobensmith will lapse ratably in 25% increments on the first four anniversaries of November 15, 2007.  The restrictions applicable to the shares granted to these two executives will also lapse with respect to a pro rata percentage of the shares upon their death or disability or termination without cause between two vesting dates, and will lapse in full upon the occurrence of a Change of Control (as defined in the Company’s 2005 Equity Incentive Plan).

In addition to the foregoing restricted stock grants, the Company’s Board of Directors approved performance-based cash compensation for the Company’s executive officers as performance compensation for 2007.  Messrs. Buchanan and Wobensmith received $450,000 and $1,000,000, respectively.  Also, the Company’s Board of Directors approved a salary increase effective as of January 1, 2008 for Messrs. Buchanan and Wobensmith of $50,000 for a total annual salary in 2008 of $350,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                GENCO SHIPPING & TRADING LIMITED

                DATE:  December 26, 2007

            /s/ John C. Wobensmith
                John C. Wobensmith
                Chief Financial Officer, Secretary and Treasurer
                (Principal Financial and Accounting Officer)